Exhibit Number 99.1

News Release

BOARDWALK ANNOUNCES THIRD QUARTER 2008 RESULTS

HOUSTON, October 27, 2008 -- Boardwalk Pipeline Partners, LP (NYSE:BWP) announced today its results for the third quarter ended September 30, 2008, which included the following items:

−
Net income of $73.6 million for the quarter and $226.4 million for the nine months ended September 30, 2008, an 84% and 46% increase from $40.0 million and $155.6 million in the comparable 2007 periods;

−
Operating revenues of $191.6 million for the quarter and $579.2 million for the nine months ended September 30, 2008, a 42% and 22% increase from $134.8 million and $473.4 million in the comparable 2007 periods; and

−
Earnings before interest, taxes, depreciation and amortization (EBITDA) of $116.1 million for the quarter and $362.5 million for the nine months ended September 30, 2008, a 67% and 47% increase from $69.6 million and $246.5 million in the comparable 2007 periods.

Operating results for the third quarter and nine months ended September 30, 2008, were driven primarily by the following:

•	higher gas transportation revenues from the East Texas to Mississippi Expansion and Southeast Expansion projects and higher interruptible services;

•
lower parking and lending revenues due to unfavorable natural gas price spreads, partly offset by increased storage revenues from working gas capacity made available by the Western Kentucky Storage Expansion project;

•	higher depreciation and property taxes resulting from an increase in asset base due to the expansion projects;

•
a $35.3 million gain for the nine-month period ($13.4 million for the third quarter) from gas sales and mark-to-market derivative activity associated with the expansion projects, a $16.5 million gain for the nine-month period and the third quarter on the disposition of coal reserves and an $11.2 million gain for the nine-month period from a contract settlement gain.  In addition, the nine-month period ended September 30, 2007, was unfavorably impacted by a $14.7 million impairment loss related to the Magnolia Storage Expansion project.

Exhibit Number 99.1

Capital Program

Expansion and growth capital expenditures were $1.9 billion for the nine months ended September 30, 2008.  This includes the following cash investments for the Partnership’s remaining pipeline expansion projects (in millions):
	For the Nine Months Ended September 30, 2008	Inception to Date
Southeast Expansion	$445.3	$635.5
Gulf Crossing Project	865.4	1,002.0
Fayetteville and Greenville Laterals	384.4	449.6
Totals	$1,695.1	$2,087.1

The estimated total cost of the three remaining pipeline expansion projects is expected to be $3.9 billion, which is unchanged from the Partnership’s most recent estimate.  Cost and timing estimates for the expansion projects are subject to a variety of risks and uncertainties, including delays in obtaining regulatory approvals, adverse weather conditions, delays in obtaining key materials, shortages of qualified labor and escalating costs of labor and materials resulting from the high level of construction activity in the pipeline industry.

Maintenance capital expenditures were $23.9 million for the nine months ended September 30, 2008.

Financing

To date the expansion projects have been financed with a combination of equity and debt issuances, borrowings under the Partnership’s $1.0 billion revolving credit facility and cash from operations.  In October 2008, the Partnership borrowed the remaining available capacity under the revolving credit facility, which increased total borrowings to $958 million, reflecting the failure of a Lehman Brothers’ affiliate to fund its portion of those borrowings.  In addition, to complete the expansion projects, it is anticipated that as much as $1.0 billion in additional equity will be required and that these funds will be raised by issuing limited partnership units.  In light of the ongoing turmoil in the capital markets, the Partnership’s largest unitholder, Loews Corporation, has advised the Partnership that it is willing to provide the required equity capital if external funds are not available on acceptable terms.

Earnings Per Unit

Earnings per limited partner unit for the third quarter and the nine months ended September 30, 2008, have been adjusted by an assumed allocation to the general partner’s incentive distribution rights (IDRs) in accordance with generally accepted accounting principles applicable to companies having two classes of securities (EITF No. 03-6). Under EITF No. 03-6, earnings are allocated to participating securities in accordance with contractual participation rights assuming that all earnings for the period were distributed. Payments made on account of the IDRs are determined in relation to actual declared distributions and are not based on the assumed allocation required by EITF No. 03-6.

In June 2008, the Partnership issued and sold approximately 22.9 million class B units representing limited partner interests (class B units) to a subsidiary of Loews Corporation.  These class B units began sharing in earnings allocations on July 1, 2008.

Exhibit Number 99.1

A reconciliation of the limited partners’ interest in net income and net income available to limited partners used in computing net income per limited partner unit is as follows (in millions, except per unit data):
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Limited partners’ interest in net income	$70.1	$38.5	$216.7	$151.1
Less assumed allocation to IDRs	0.1	(0.7)	7.9	0.7
Net income available to limited partners	70.0	39.2	208.8	150.4
Less assumed allocation to class B units	6.9	-	6.9	-
Less assumed allocation to subordinated units	15.6	10.1	52.3	43.7
Net income available to common units	$47.5	$29.1	$149.6	$106.7
Weighted-average common units	100.7	83.2	94.6	80.8
Weighted-average class B units (a)	22.9	-	22.9	-
Weighted-average subordinated units	33.1	33.1	33.1	33.1

Net income per limited partner unit – common units	$0.47	$0.35	$1.58	$1.32
Net income per limited partner unit – class B units	$0.30	$-	$0.30	$-
Net income per limited partner unit – subordinated units	$0.47	$0.30	$1.58	$1.32

      (a)  Number of class B units shown is weighted from July 1, 2008, which is the date they became eligible to participate in earnings.

Conference Call

The Partnership has scheduled a conference call for October 27, 2008, at 9:00 a.m. EDT, to review the third quarter results. The earnings call may be accessed via the Boardwalk website at www.bwpmlp.com. Please go to the website at least 10 minutes before the event begins to register and download and install any necessary audio software.  Those interested in participating in the question and answer session of the conference call should dial (866) 831-5605 for callers in the U.S. or (617) 213-8851 for callers outside the U.S. The PIN number to access the call is 14522621.

Replay

An audio replay will also be available on the Boardwalk website www.bwpmlp.com immediately following the call.

Non-GAAP Financial Measure – EBITDA

EBITDA is used as a supplemental financial measure by management and by external users of the Partnership’s financial statements, such as investors, commercial banks, research analysts, and rating agencies, to assess the Partnership’s operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering, and storage business.  EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP).  EBITDA is not necessarily comparable to a similarly titled measure of another company.

Exhibit Number 99.1

The following table presents a reconciliation of the Partnership’s EBITDA to its net income, the most directly comparable GAAP financial measure, for each of the periods presented below (in millions):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Net Income	$73.6	$40.0	$226.4	$155.6
Income taxes	0.3	0.1	0.8	0.5
Depreciation and amortization	33.6	20.5	91.4	60.6
Interest expense	9.3	14.8	46.0	46.1
Interest income	(0.7)	(5.8)	(2.1)	(16.3)
EBITDA	$116.1	$69.6	$362.5	$246.5

About Boardwalk

Boardwalk Pipeline Partners, LP is a limited partnership engaged, through its subsidiaries, Gulf South Pipeline Company, LP and Texas Gas Transmission, LLC, in the interstate transportation and storage of natural gas.  Boardwalk’s two interstate natural gas pipeline systems have approximately 13,660 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 155 Bcf.

Forward-Looking Statements

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Partnership’s overall business and financial performance, can be found in the reports and other documents filed by the Partnership with the Securities and Exchange Commission.  Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release.  The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to its forward-looking statements to reflect any change in the Partnership’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Exhibit Number 99.1

BOARDWALK PIPELINE PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating Revenues:
Gas transportation	$172.8	$111.6	$509.5	$379.5
Parking and lending	3.0	6.8	12.7	38.0
Gas storage	13.7	10.3	38.0	28.5
Other	2.1	6.1	19.0	27.4
Total operating revenues	191.6	134.8	579.2	473.4

Operating Costs and Expenses:
Operation and maintenance	68.4	45.9	164.1	128.4
Administrative and general	25.8	22.1	78.3	70.0
Depreciation and amortization	33.6	20.5	91.4	60.6
Contract settlement gain	-	-	(11.2)	-
Asset impairment	-	-	1.4	14.7
Net gain on disposal of operating assets and related contracts	(36.1)	(8.8)	(50.1)	(7.2)
Taxes other than income taxes	11.1	6.5	34.0	21.7
Total operating costs and expenses	102.8	86.2	307.9	288.2

Operating income	88.8	48.6	271.3	185.2

Other Deductions (Income):
Interest expense	9.3	14.8	46.0	46.1
Interest income	(0.7)	(5.8)	(2.1)	(16.3)
Miscellaneous other deductions (income), net	6.3	(0.5)	0.2	(0.7)
Total other deductions	14.9	8.5	44.1	29.1

Income before income taxes	73.9	40.1	227.2	156.1

Income taxes	0.3	0.1	0.8	0.5

Net income	$73.6	$40.0	$226.4	$155.6

Net income	$73.6	$40.0	$226.4	$155.6
Less general partner’s interest in Net income	3.5	1.5	9.7	4.5
Limited partners’ interest in Net income	$70.1	$38.5	$216.7	$151.1
Basic and diluted net income per limited partner unit:
Common units	$0.47	$0.35	$1.58	$1.32
Class B units	$0.30	$-	$0.30	$-
Subordinated units	$0.47	$0.30	$1.58	$1.32
Cash distribution per unit to common and subordinated units (a)	$0.47	$0.44	$1.395	$1.285
Weighted-average number of limited partner units outstanding:
Common units	100.7	83.2	94.6	80.8
Class B units (a)	22.9	-	22.9	-
Subordinated units	33.1	33.1	33.1	33.1

(a) Number of Class B units shown is weighted from July 1, 2008, which is the date they became eligible to participate in earnings.

Exhibit Number 99.1

Contact:         Boardwalk Pipeline Partners, LP
Jamie Buskill, 713-479-8082
Senior VP, Chief Financial Officer and Treasurer

Or

Investor Relations:
Petra Tabor, 866-913-2122

SOURCE:       Boardwalk Pipeline Partners, LP